UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2006

Immediatek, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-26073	86-0881193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10488 Brockwood Road
Dallas, Texas	75238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 852-2876

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective July 12, 2006, Zach Bair resigned from all positions held with Immediatek, Inc., or Immediatek, and its wholly-owned subsidiary, DiscLive, Inc., or DiscLive. Specifically, those positions he resigned from are:

•	Director of Immediatek and DiscLive;
•	Chief Executive Officer and President of Immediatek; and
•	Chief Executive Officer and President of DiscLive.

On July 12, 2006, the boards of directors of Immediatek and DiscLive appointed Darin Divinia to fill the vacancy created by the resignation of Mr. Bair from the respective boards of directors. Mr. Divinia will serve for the unexpired terms.

Mr. Divinia (age 34) currently serves, and since January 2006 has served, as Director of Technical Services of Radical Incubation LP. Radical Incubation LP is an affiliate of Radical Holdings LP, which is the sole stockholder of the Series A Convertible Preferred Stock of Immediatek. From January 2004 to January 2006, Mr. Divinia served as Director of Network Strategy at Yahoo, Inc. In that position he was responsible for setting the strategic vision for Yahoo’s next generation network infrastructure. Prior to January 2004, Mr. Divinia served as Director of Network Engineering at Yahoo, Inc. and was responsible for all engineering and operational aspects of the global Yahoo! IP network.

For so long as any shares of the Series A Convertible Preferred Stock originally issued under the Securities Purchase Agreement, dated as of January 24, 2006, by and among Immediatek, Radical Holdings LP and the other parties thereto, or the Purchase Agreement, remain outstanding, the holders of a majority-in-interest of the shares of the Series A Convertible Preferred Stock originally issued under the Purchase Agreement then outstanding shall have the right to designate all the persons to serve as directors on the board of directors of Immediatek and its subsidiaries. In connection with that right, Radical Holdings LP, as the sole stockholder of the Series A Convertible Preferred Stock, nominated Mr. Divinia to be appointed, and the Immediatek and DiscLive boards of directors appointed Mr. Divinia to the respective board of directors. As previously discussed, Mr. Divinia is employed by Radical Incubation LP, an affiliate of Radical Holdings LP.

On July 12, 2006, the boards of directors of Immediatek and DiscLive appointed Travis Hill as Chief Executive Officer of Immediatek and DiscLive. Mr. Hill (age 33) has served as Vice President - Artist Relations of DiscLive since April 2006. From 2000 to 2003, Mr. Hill was a named partner in Clarity Entertainment, a management firm for several bands in the southwest region. From 2003 to April 2006, Mr. Hill was the Promotions Director at KZPS and KDGE, both Clear Channel Communications Inc. radio stations. Mr. Hill also is a founding partner of Broken Artist Management, an artist management firm that currently manages bands from the southwest region, including The Color Gray, Miser, Wednesday, and Jennifer. In the past two years, Broken Artist Management has contracted with DiscLive to record certain of their artists under management, however, such transactions did not exceed $60,000. In the future, Broken Artist Management may contract with DiscLive to record their artists under management.

In April 2006, DiscLive and Mr. Hill entered into at-will employment agreement in connection with his appointment as Vice President - Artist Relations, which remains in effect at this time. In accordance with that agreement, Mr. Hill receives a salary of $60,000 per year and twenty percent (20%) of any Net Recording Profits (as described below) facilitated by him. Net Recording Profits means the Net Profits (as described below) generated from the sale of DiscLive’s products under a recording contract during the time period beginning on the date that DiscLive enters into that recording contract and ending at the time that DiscLive’s employees or agents leave the final venue at which a recording is made pursuant to that recording contract. Net Profits means gross revenue less associated expenses. This agreement also contains confidentiality, invention assignment and non-compete provisions. There is no compensation arrangement between Immediatek and Mr. Hill.

Further, on July 12, 2006, the boards of directors of Immediatek and DiscLive appointed Paul Marin as President and Secretary. Mr. Marin currently serves, and will continue to serve, as a director of Immediatek and DiscLive. Prior to being appointed as President and Secretary of Immediatek and DiscLive, Mr. Marin served as Vice President, Chief Operating Officer and Secretary of Immediatek since 2003 and DiscLive since 2004. In March 2006, DiscLive and Mr. Marin entered into an employment agreement, which was previously disclosed in, and attached as Exhibit 10.4 to, the Current Report on Form 8-K filed by Immediatek on March 9, 2006. The material terms of that employment agreement will remain the same, except for his title.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immediatek, Inc.,
a Nevada corporation

Date:July 17, 2006	By: /s/ PAUL MARIN
Name:Paul Marin
Title:President & Secretary